Exhibit 99.1

First BanCorp Announces the Release of Its Inaugural Environmental, Social, and Governance Report

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 22, 2022--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico, announced the release of its inaugural Environmental, Social and Governance (ESG) Report for 2021. This 2021 ESG Report focuses on a wide range of topics, including governance and leadership; responsible business practices; employees and culture; diversity, equity and inclusion; community engagement; and environmental stewardship.

Aurelio Aleman, President and Chief Executive Officer of the Corporation, commented: “Throughout the Corporation’s 74-year history, our corporate mission has always been grounded on the principle of investing in our people, supporting our communities, and providing an outstanding banking experience for our customers, essential for success over the long-term. We are excited to be publishing our inaugural ESG Report, which is a continuation of the Corporation’s ESG strategic path and builds on our long-lasting mission to operate in the best interest of our stakeholders.”

In addition, the Corporation’s Board of Directors (the “Board”) approved First BanCorp’s Sustainability Policy, which is available in the Corporation’s Investor Relations website at www. fbpinvestor.com. The Sustainability Policy outlines the Corporation’s corporate-wide activities and commitment to each ESG focus area. Furthermore, the Corporation continued evolving its ESG program by formally adopting an ESG framework that establishes and communicates the Corporation’s ESG strategy and overarching policy going forward.

Accompanying the Corporation’s 2021 ESG Report are detailed disclosure indices aligned with the Sustainability Accounting Standards Board (SASB) and the United Nations Sustainable Development Goals (UNSDG).

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency, LLC. Among the subsidiaries of FirstBank Puerto Rico is First Federal Finance Limited Liability Company, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol “FBP.”

Contacts

First BanCorp
Ramon Rodríguez
Senior Vice President
Corporate Strategy and Investor Relations
(787) 729-8200 Ext. 82179
ramon.rodriguez@firstbankpr.com